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                                (COX LETTERHEAD)

                                                                    Exhibit 99.1

FOR RELEASE SEPTEMBER 10, 2003

                  COX COMMUNICATIONS ANNOUNCES EXPIRATION OF
                              EARLY TENDER PERIOD

     ATLANTA -- Cox Communications, Inc. (NYSE:COX) announced that the early tender period and all withdrawal rights had expired in relation to its tender offer for its outstanding Exchangeable Subordinated Discount Debentures due 2020 (the "Discount Debentures") as of the early tender date, which was 5:00 p.m., New York City time, on September 9, 2003. As of the early tender date, $1,775,347,000 principal amount at maturity of the Discount Debentures, representing approximately 96.6% of the outstanding aggregate principal amount at maturity of the Discount Debentures, had been validly tendered and not validly withdrawn. Holders that validly tendered (and did not validly withdraw) their Discount Debentures prior to expiration of the early tender period will receive the total consideration of $510 per $1,000 principal amount at maturity of Discount Debentures, which includes the $15 early tender premium, promptly after the expiration of the tender offer, if Cox accepts their Discount Debentures for payment.

     Holders that validly tender their Discount Debentures after 5:00 p.m., New York City time, on September 9, 2003, but before the expiration of the offer at midnight, New York City time, on September 23, 2003, unless extended by Cox, will receive the tender offer consideration of $495 per $1,000 principal amount at maturity of Discount Debentures promptly after the expiration of the tender offer, if Cox accepts their Discount Debentures for payment. Holders whose Discount Debentures are accepted for payment will in all cases receive accrued and unpaid cash interest from the last interest payment date to, but not including, the settlement date for the tender offer, which will be promptly following the expiration of the tender offer. The tender offer is being made upon the terms and is subject to the conditions set forth in an Offer to Purchase dated August 26, 2003.

     Merrill Lynch & Co. and Citigroup Global Markets Inc. are acting as dealer managers and Global Bondholder Services Corporation is acting as information agent in connection with


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the tender offer. Any questions or requests for assistance should be directed to Merrill Lynch's Liability Management Group at (888) 654-8637 or Citigroup's Liability Management Group at (800) 558-3745. For additional information regarding the tender offer, reference should be made to the Offer to Purchase and related Letter of Transmittal, copies of which can be obtained from the information agent at (866) 470-3900. Credit Suisse First Boston, Lehman Brothers, UBS Investment Bank and Wachovia Securities are serving as co-managers for the tender offer. None of Cox, its board of directors, the dealer managers, the co-managers, the information agent, the depositary or the trustee make any recommendation as to whether or not holders should tender their Discount Debentures pursuant to the tender offer.

         Cox Communications, Inc., a Fortune 500 company, is a multi-service broadband communications company with approximately 6.5 million total customers, including 6.3 million basic cable subscribers. The nation's fourth-largest cable television provider, Cox offers both analog cable television under the Cox Cable brand as well as advanced digital video service under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the Cox High Speed Internet brand; and commercial voice and data services via Cox Business Services. Local cable advertising, promotional opportunities and production services are sold under the Cox Media(SM) brand. Cox is an investor in programming networks including Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com.

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INVESTOR RELATIONS
Lacey Lewis
(404) 269-7608

MEDIA RELATIONS
Laura Oberhelman
(404) 269-7562